Exhibit 99.2

EMPLOYMENT AGREEMENT

by and between

Gregory Garrabrants

and

BofI Holdings, Inc. and Subsidiaries

dated as of October 22, 2007

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6.	Restrictive Covenants			10

	6.1	No Solicitation		10

	6.2	Basis for Non-Solicitation Agreement		10

	6.3	Confidentiality		11

		6.3.1	Trade Secrets	11

		6.3.2	Confidential Information	11

		6.3.3	Non-Disclosure	11

7.	Indemnity			12

8.	Restricted Stock Unit Awards			12

	8.1	Definition of Restricted Stock Units		12

	8.2	Conversion of Restricted Stock Units		12

	8.3	Withholding Tax and Net Settlement		12

	8.4	Reinvestment of Dividend Equivalents		12

9.	Miscellaneous			12

	9.1	Notice of Termination and Termination Date		12

	9.2	Definition of Change In Control		13

	9.3	Successorship		13

	9.4	Notices		13

	9.5	Entire Agreement		13

	9.6	Waiver		14

	9.7	California Law		14

	9.8	Injunctive Relief		14

	9.9	Adjustment Of and Changes In the Stock		14

	9.10	Compliance With 12 C.F.R. §563.39		14

	9.11	Severability		14

	9.12	Employment Relationship		15

Appendix A

Appendix B

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EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of October 22, 2007 (the “Effective Date”), is by and between BofI Holdings, Inc and Bank of Internet USA, a federal savings bank (collectively “Employer”) and Gregory Garrabrants (“Officer”).

1. Effective Time and Term. Employer agrees to employ Officer and Officer agrees to serve Employer, in accordance with the terms hereof, for a term beginning on the Effective Date and ending on June 30, 2011, unless earlier terminated in accordance with the provisions hereof (the “Initial Employment Term”). This Agreement shall automatically renew for an additional term of one (1) year from July 1 of the next year to June 30 of such year (the “Fiscal Year”), unless notice of non-renewal is provided by either Employer or Officer at least six (6) months prior to the date of renewal. The Initial Employment Term and any subsequent period of service following a renewal shall be referred to herein as the “Employment Term.”

2. Position, Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Officer shall serve as Chief Executive Officer of Employer. Employer agrees that Officer shall have the authority and duties customary for his position in similarly situated entities and such other duties, commensurate with his position, as assigned by the Board of Directors of Employer (the “Board”) from time to time. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties. Officer shall report only to the Board and shall perform his duties, subject to their authority.

3. Outside Affiliations. During the Employment Term, Officer will devote his full time and efforts to the business of the Employer and will not engage in consulting work or any trade or business for his own account or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties in any way. Notwithstanding the foregoing, Officer may (a) pursue personal real estate investments and other personal investments and (b) may engage in non-competitive charitable activities and serve on professional and civic boards for reasonable periods of time each month so long as such activities, in the sole discretion of the Board, do not interfere with Officer’s responsibilities under this Agreement.

4. Compensation and Benefits. Except as otherwise provided herein, during the Employment Term, Employer shall provide to Officer the following compensation and benefits:

4.1 Base Salary. Employer shall pay to Officer a base salary at the annual rate of $285,000 (the “Base Salary”). Officer’s Base Salary shall be payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices. At the sole discretion of the Compensation Committee, the Base Salary may be increased from time to time but shall not be reduced. Any increased rate shall thereafter be the rate of Base Salary hereunder.

4.2. Short-Term Cash Incentive Compensation. Officer shall be eligible to receive an annual cash bonus award with an annual target bonus of sixty percent (60%) of Officer’s then current annual Base Salary (the “Short-Term Cash Incentive Award”). The Short-Term Cash Incentive Award will be calculated and paid within thirty days of the end of the fiscal year. For fiscal years 2008 and 2009 a portion of the Short-Term Cash Incentive Award shall be guaranteed. The minimum guaranteed Short-Term Cash Incentive Compensation for fiscal year 2008 is $137,000 and for fiscal year 2009 is $86,000. The minimum guaranteed Short-Term Cash Incentive Compensation for fiscal year 2008 and 2009 shall be paid in equal quarterly amounts within thirty days of the end of each quarter of the fiscal year. The amount of the Short-Term Cash Incentive Award for fiscal year 2008, over the minimum guaranteed bonus for fiscal year 2008 will be calculated as set forth in appendix A and shall not be modified without the consent of the Officer.

The Short-Term Cash Incentive Award for the remaining fiscal years under the contract will be based upon key milestones and performance targets established from time to time by the Board of Directors of Employer, a committee of the Board, or its authorized delegate, and, in good faith, agreed by Officer. The Board of Directors, a committee of the Board or its authorized delegate will evaluate Officer’s performance against the milestones and performance targets and, in their reasonable discretion, determine the annual bonus amount. If, in any fiscal year, the Short-Term Cash Incentive Award is calculated to be less than 100% of the target bonus, Officer will be provided a written explanation of the rationale for the deficiency and the actions required to cure that deficiency and a time period in which the deficiency may be cured (the “Cure Period”), if it is possible to cure the deficiency. If the deficiency is of a type which may be cured and is, in fact, cured prior to the end of the Cure Period, then the annual bonus for the next fiscal year will be increased by the amount of the prior fiscal year’s annual bonus deficiency that has been cured by the end of the Cure Period.

If the Short-Term Cash Incentive Award is to be prorated as required under 5.3.1., 5.3.2 or 5.3.4 of this Agreement, the calculations of the bonus amount paid in the fiscal year of Termination shall be reduced as follows. The product of the annual target bonus of sixty percent (60%) of Executive’s then current annual Base Salary and the Term Adjustment shall be the prorated “Short-Term Cash Incentive Award.” The “Term Adjustment” is defined as the number of days after the end of the last fiscal year through the Termination Date divided by the number of days in the fiscal year in which the Termination Date occurs. If prorated in fiscal 2008 or 2009, then the minimum guaranteed bonus for the year in which the Termination Date occurs shall (i) be reduced by the Term Adjustment; and (ii) offset the prorated Short-Term Cash Incentive Award.

4.3 Initial Restricted Stock Unit Award. Contingent on shareholder approval of an increase in the share reserve to the Employer’s stock incentive plan sufficient to satisfy such award, Officer will be granted an award, immediately subsequent to the 2007 Annual Meeting of Shareholders of Employer (“2007 Annual Meeting”), of 83,000 Restricted Stock Units that shall vest ratably on each of the four fiscal year ends of the Initial Employment Term (the “Initial Restricted Stock Unit Award”).

4.4 Annual Restricted Stock Unit Award. Contingent on shareholder approval of an increase in the share reserve to the Employer’s stock incentive plan sufficient to satisfy such award, pursuant to Employer’s current stock incentive plan, which plan shall be intended to be compliant with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Officer shall receive an “Annual Restricted Stock Unit Award” for each fiscal year of the Employment Term, beginning with the 2008 fiscal year. During the Employment Term, the Annual Restricted Stock Unit Award shall equal the number of Restricted Stock Units that results from the product of (a) the “Base Annual Restricted Stock Unit Award” of 80,000 units and (b) the ROE multiplier. The ROE multiplier shall be calculated in accordance with the table and instructions in Appendix B.

The Annual Restricted Stock Unit Award shall vest ratably on each of the three subsequent fiscal year end anniversaries of the grant date of such award. At the sole discretion of the Compensation Committee, the Base Annual Restricted Stock Unit Award may be increased or decreased from time to time; provided that the Base Annual Restricted Stock Unit Award shall not be decreased below 80,000 shares.

Notwithstanding the foregoing, the Annual Restricted Stock Unit Award shall not exceed the excess of 500,000 shares (the “Restricted Stock Award Cap”) over the Aggregate Restricted Stock Award calculated for the applicable fiscal year.

The “Aggregate Restricted Stock Award” shall be calculated as the sum of (i) the Initial Restricted Stock Unit Award and (ii) the sum of all prior Annual Restricted Stock Unit Awards granted under the Employment Term, excluding any award contemplated, but not yet granted for the most recently ended fiscal year.

The Board of Directors, a committee of the Board or its authorized delegate may, in its sole discretion, adjust downward from zero (0) to twenty percent (20%) the Annual Restricted Stock Unit Award, based on mutually agreed upon qualitative factors established at the beginning of the fiscal year by the compensation committee of the Employer’s Board of Directors and communicated to the Officer within a reasonable time thereafter. Such factors may include, but are not limited to, strategic planning, leadership, quality of earnings, quality and effectiveness of enterprise risk management and quality of relationship and compliance with regulatory agencies that are, in good faith, subjectively evaluated by the Compensation Committee at the end of the fiscal year.

If the Annual Restricted Stock Unit Award is to be prorated as required under section 5.3.1. of this Agreement, the calculations of the Annual Restricted Stock Unit Award shall be the product of (a) the Base Annual Restricted Stock Unit Award, (b) the Prorated ROE Multiplier calculated in accordance with the table and instructions in Appendix B, and (c) the Term Adjustment as calculated in section 4.2 of this Agreement.

If the Annual Restricted Stock Unit Award is not to be prorated, but, in certain instances, calculated based upon a Prorated ROE multiple as required under section 5.3.4, the calculations of the Annual Restricted Stock Unit Award shall be the product of (a) the Base Annual Restricted Stock Unit Award and (b) the Prorated ROE Multiplier calculated in accordance with the table and instructions in Appendix B.

4.5 Relocation Expenses. In addition to the compensation provided for above, the Employer agrees to pay or reimburse Officer for “Relocation Expenses” calculated as (a) reasonable temporary living expenses of Officer and his family in San Diego, California area pending Officer’s permanent relocation, (b) actual moving expenses to the San Diego, California area, (c) house hunting expenses, and (d) the actual cost of real estate commissions and incidental closing costs incurred in the sale of Officer’s primary residence. Employer’s reimbursement for Relocation Expenses shall be limited to $95,000. Additionally, two months subsequent to the closing of the sale of Officer’s primary residence, Employer’s obligation to provide reimbursement for temporary living expenses shall cease.

Employer shall reimburse Officer an amount equal to the “Moving Allowance Tax Gross-up Payment”. The “Moving Allowance Tax Gross-up Payment” is an amount which will cause the remainder of (i) the sum of the Relocation Expenses, minus (ii) all Applicable Taxes (defined below) for which the Officer becomes liable as a result of payment of the Relocation Expenses and the Tax Gross-up Payment, to be equal to the Relocation Expenses prior to deduction of any Applicable Taxes imposed with respect to the Relocation Expense Reimbursement. “Applicable Taxes” means all federal, state, local and other taxes assuming that the Officer is subject to taxation at the highest marginal rates, including income taxes, payroll taxes, and excise taxes (including taxes pursuant to Code Section 4999). The Tax Gross-up Payment is intended to place the Officer in the same economic position with respect to the Relocation Expenses that the Officer would have been in if the Applicable Taxes did not impact the reimbursed amounts.

4.6 Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all reasonable and appropriate business expenditures to the extent that such expenditures are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

4.7 Additional Benefits. During the term of this Agreement, Officer shall be entitled to paid vacation and fringe benefits in accordance with, and subject to the terms and conditions of Employer’s policies and procedures in effect for senior Officers. Officer shall also be eligible to enroll and participate in any health and welfare benefit (medical, dental, vision, life, disability, flexible spending accounts), stock purchase, profit-sharing, deferred compensation, or other benefit plans provided by Employer from time to time and subject to the eligibility criteria and terms and conditions of such plans. This Agreement does not affect or otherwise modify the provisions of any other compensation, retirement or other benefit program or plan of Employer.

5. Termination of Employment. This Agreement, the compensation and benefits provided under this Agreement, and Officer’s employment with Employer, are terminable as herein provided.

5.1 Grounds for Termination. Employer may, in its sole and absolute discretion, terminate this Agreement and Officer’s employment on the following grounds:

5.1.1 Disability. In the event that Officer is unable, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) consecutive months, to render the material services contemplated by this Agreement (“Disability”), Officer’s full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer while Officer remains so incapacitated.

5.1.2 Death. In the event of Officer’s death during the term of this Agreement (“Death”), this Agreement and Officer’s employment shall immediately and automatically terminate.

5.1.3 Cause. Employer may terminate Officer’s employment under this Agreement for “Cause.” A termination for Cause is a termination by reason of (i) Officer’s material failure to perform or habitually neglect of his material duties and which, for any such failure that is remediable, or can be cured going forward, is not remedied or cured within a reasonable period of time after receipt of written notice from Employer specifying such failure, (b) Officer’s conviction by a court of competent jurisdiction of a felony involving acts of fraud, embezzlement, dishonesty or moral turpitude which materially adversely affects Bank’s reputation in the community or which evidences the lack of Officer’s fitness, (c) Officer commits an act which causes termination of coverage under Bank’s Banker Blanket Bond as to Officer, as distinguished from termination of coverage as to the Bank as a whole or as to other Officers of the Bank, (d) if Bank is closed or taken over by any of the bank regulatory authorities having jurisdiction over Bank’s activities as a result of actions taken by Officer, (d) if any bank regulatory authority should successfully exercise its cease and desist power to remove Officer from office, and (e) the termination for cause reasons set forth in 12 C.F.R. § 563.39(b)(1).

Notwithstanding the foregoing, Officer’s employment shall not be deemed to have been terminated for Cause unless and until there have been delivered to Officer a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the non-employee directors of the Board (the “Outside Directors”) (after reasonable notice to Officer and an opportunity for Officer, together with Officer’s counsel, to be heard before the Outside Directors), finding that in the Outside Directors’ good faith opinion Officer was guilty of conduct set forth above in this Section 5.1.3 and specifying the particulars thereof in reasonable detail.

5.1.4 Without Cause. Employer may, in its sole and absolute discretion, terminate this Agreement and Officer’s employment other than for Cause, Death, or Disability (“Without Cause”) by giving Notice of Termination at any time for any reason.

5.2 Resignation. Officer may terminate this Agreement and his employment on the following grounds:

5.2.1 Good Reason. Officer may terminate Officer’s employment at any time for “Good Reason.” “Good Reason” means that any one or more of the following have occurred without Officer’s written consent (other than as a result of Officer’s Death, Disability or termination of Officer’s employment for Cause) which is not cured by Employer within thirty (30) days after written notice thereof is given to Employer by Officer:

(i)	material diminution in authority, duties, or responsibilities,

(ii)	material diminution of Officer’s base compensation,

(iii)	material diminution in the budget over which Officer retains authority,

(iv)	material change in the geographic location at which Officer must perform the services contemplated by the Agreement,

(v)	Officer resigning at the request of the majority of the Board for Officer to resign,

(vi)	Any other action or inaction that constitutes a material breach of the terms of this Agreement.

Officer shall provide notice of the good reason condition (“Notice of Good Reason”) within 90 days of the initial existence of the good reason condition. Employer shall have an opportunity to cure any claimed event of Good Reason within 30 days of receipt of the Notice of Good Reason. Employer shall notify Officer of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Good Reason delivered by Officer based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement. If the Notice of Good Reason has not been deemed withdrawn within 30 days, Officer shall in his sole discretion have the right to provide a Notice of Termination for Good Reason.

5.2.2 Without Good Reason. Should Officer voluntarily resign Employer’s employment, either by giving Notice of Termination during the term of this Agreement or otherwise, without Good Reason (“Without Good Reason”), Officer’s employment shall terminate immediately, unless Officer and Employer mutually agree on a later effective Termination Date.

5.3 Benefits Upon Termination. Notwithstanding any other agreements to the contrary, the following benefits shall be the only termination benefits Officer is entitled to from Employer. In the event that Officer’s employment terminates for any reason, Officer shall be entitled to receive (i) all accrued but unpaid Base Salary and vacation benefits as of the Termination Date (“Accrued Benefits”) and (ii) any other benefits already vested as of the Termination Date under any of Officer’s applicable equity compensation, pension, cash incentive compensation, or similar plans in which Officer participated immediately prior to termination (“Vested Benefits”).

5.3.1 Disability. In the event that Officer’s employment terminates by reason of Disability, Officer shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all outstanding equity incentive awards including Restricted Stock Unit Awards granted to Officer, and (ii) Officer’s Short-Term Cash Incentive Award for the period in which the Termination Date occurs, prorated to the Termination Date, in accordance with Section 4.2 of this Agreement to be paid in a lump-sum within 30 days of termination.

Additionally, upon Officer’s receipt of a Notice of Termination for Disability, Officer shall receive, at the option of Employer (i) Officer’s Annual Restricted Stock Unit Award for the period in which the Termination Date occurs, prorated to the Termination Date, pursuant to section 4.4 of this agreement or (ii) an equivalent amount of cash payable in a lump-sum at termination at the option of the Employer.

5.3.2 Death. In the event of Officer’s Death, such person or persons as Officer shall have designated in writing or, in the absence of such a designation, Officer’s estate, shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit Awards granted to Officer, and (ii) Officer’s Short-Term Cash Incentive Award for the period in which Death occurs, prorated to date of Death, in accordance with 4.2 of this Agreement to be paid in a lump-sum within 30 days of termination.

5.3.3 Cause. In the event of Officer’s termination for Cause, Officer shall not be entitled to any additional compensation or benefits, except as provided in Section 5.3.

5.3.4 Without Cause; Good Reason. In the event Officer’s employment is terminated by Employer Without Cause, or Officer resigns employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, Officer shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit awards granted to Officer, (ii) the Officer’s target Short-Term Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date in accordance with section 4.2 of this Agreement, to be paid in a lump sum within 30 days of termination, (iii) payment of an amount equal to the product obtained by multiplying Officer’s then-current base salary by 2.0, to be paid in lump sum within 30 days of termination.

In addition, upon Officer’s receipt from Employer of a Notice of Termination Without Cause or Employer’s receipt from Officer of a Notice of Termination for Good Reason, Officer shall receive, at the option of Employer, either (iv) Officer’s Annual Restricted Stock Unit Award computed pursuant to section 4.4 of this agreement for the fiscal year in which the Termination Date occurs, except that to the extent that the ROE multiplier (if the quarter immediately prior to the Notice of Termination was a fiscal year end) or Prorated ROE Multiplier (if the quarter immediately prior to the Notice of Termination was not a fiscal year end) is less than 1, the amount shall be computed assuming the product is equal to 1 or (v) an equivalent amount of cash payable in a lump-sum at termination.

To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by Employer’s current group health insurance policies, Officer will be eligible to continue Officer’s group health insurance benefits at Officer’s own expense. If Officer timely elects continued coverage under COBRA, Employer shall pay Officer’s COBRA premiums, and any applicable Employer COBRA premiums, necessary to continue Officer’s then-current coverage for a period of 12 months after the date of Officer’s termination of employment; provided, however, that any such payments will cease if Officer voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive agrees to immediately notify the Company in writing of any such enrollment. If and to the extent required to prevent a violation of Section 409A of the Code, Officer will pay the entire cost of such coverage for the first six months after the date of Termination and Employer will reimburse Officer for Officer’s share of such costs on the six-month anniversary of Officer’s “separation from service” as defined in Section 409A of the Code.

5.3.5 Resignation Without Good Reason. In the event of Officer’s Resignation Without Good Reason, Officer shall not be entitled to payment of any additional compensation or benefits, except as provided in Section 5.3 and except with respect to Officer’s Short-Term Cash Incentive Compensation earned for the period prior to resignation but unpaid at the time of resignation.

5.3.6 Change of Control. During the term of this Agreement, if within two (2) years after a Change in Control, Officer’s employment is terminated (a) by Employer or Employer’s successor other than for Cause, Death or Disability or (b) by Officer for Good Reason, “a Change of Control Termination” then:

(i) Employer shall pay Officer in a single severance payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to three (3) times the sum of (a) Officer’s then-current Base Salary and (b) the Officer’s target Annual Short-Term Cash Incentive Compensation Award as in effect on the Termination Date,

(ii) Any unvested equity incentive award including Restricted Stock Unit awards shall become immediately and fully vested.

Additionally, if Officer receives a Notice of Termination and the termination when effective shall be a Change of Control Termination, Employer shall grant to Officer immediately upon receipt of the Notice of Termination, a Restricted Stock Unit Award, or if unable under the terms of extant equity compensation plan(s), an equivalent amount of cash, equal to two (2) times the Officer’s Annual Restricted Stock Compensation Award for the current fiscal year computed pursuant to section 4.4 of this agreement, except that to the extent that the ROE multiplier is less than 1, the amount shall be computed assuming the product is equal to 1.

Notwithstanding anything contained herein, if a Change in Control occurs and Officer’s employment with Employer is terminated prior to a Change in Control other than for Cause, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a Change in Control, then Officer’s termination shall be a Change of Control Termination and upon occurrence of the Change in Control, Officer shall be entitled to receive the payments and benefits set forth in this Section 5.3.6, in lieu of payments and benefits described elsewhere in this Agreement.

5.3.7 Golden Parachute Excise Tax. (a) If any payment or benefit Officer would receive pursuant to a Change in Control from the Employer or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employer shall cause to be determined, before any amounts of the Payment are paid to Officer, which of the following two amounts would maximize Officer’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Officer receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Officer’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Employer shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes) required to be paid by Officer. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Officer shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless Officer elects in writing a different order (provided, however, that such election shall be subject to Employer approval if made on or after the date on which the event that triggers the Payment occurs):, reduction of cash payments, cancellation of accelerated vesting of stock awards and reduction of other benefits. In the event that acceleration of compensation from Officer’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Officer elects in writing a different order for cancellation.

(b) The provisions of this Section 5.3.7(b) shall apply only in the event that it is determined that: (i) the Payment would result in an Excise Tax, and (ii) a Full Payment would maximize Officer’s after-tax proceeds pursuant to Section (a). In such event, the Employer shall pay and Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Employer in an amount such that after the payment of all taxes (including, without limitation, any income or employment taxes, any interest or penalties imposed with respect to such taxes, and any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, Officer shall retain an amount equal to the full Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to have: paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, Officer shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment. Notwithstanding the foregoing, the amount of the Gross-Up Payment in no event shall exceed five hundred thousand ($500,000).

(c) The independent registered public accounting firm engaged by the Employer for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5.3.7. If the independent registered public accounting firm so engaged by the Employer is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employer shall appoint a different nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Employer shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employer and Officer within fifteen (15) calendar days after the date on which Officer’s right to a Payment is triggered (if requested at that time by the Employer or Officer) or at such other time as requested by the Employer. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a

Payment, either before or after the application of the Reduced Amount, it shall furnish the Employer and Officer with an opinion reasonably acceptable to Officer that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Employer and Officer.

5.3.8 Non-Renewal. In the event that Employer declines to renew this agreement under the procedures provided in Section 1, Officer shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit awards granted to Officer, (ii) Officer’s target Short-Term Cash Incentive Award for the remainder of the contract term and (iii) Officer’s Annual Restricted Stock Unit Award computed pursuant to section 4.4 for the final fiscal year of the contract term.

5.3.9 Section 409A Compliance. The benefits payable under this Section 5.3, to the extent of payments made from the date of Officer’s termination through March 15th of the calendar year following such termination, are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to be made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Officer be delayed until 6 months after separation from service if Officer is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

6. Restrictive Covenants.

6.1 No Solicitation. During employment and for a period of eighteen (18) months after termination of employment, Officer shall not, directly or indirectly:

6.1.1 Solicit, or cause to be solicited, any customers of Employer or Employer’s affiliates for purposes of selling any products or services competitive with those of Employer or its affiliates and with whom Officer had Material Contact in the twelve (12) months preceding termination of employment. For purposes of this Agreement, Officer had “Material Contact” with a customer if (a) Officer had business dealings with the customer on Employer’s behalf, or (b) Officer was responsible for supervising or coordinating the dealings between the customer and Employer;

6.1.2 Solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by Employer or its affiliates on the date Officer’s employment terminated and with whom Officer had regular contact with during the course of his employment by Employer, unless Officer shall have received the prior written consent of Employer.

6.2 Basis for Non-Solicitation Agreement. Officer understands and agrees that the non-solicitation agreement contained in Section 6.1 is necessary to Employer because Officer has access to, and in order to protect the confidentiality of, Employer’s “Trade Secrets” (as that term is defined in Section 6.3 below) from intentional and/or inadvertent disclosure or use upon or after the termination of Officer’s employment with Employer. As consideration, Employer expressly agrees to provide Officer with confidential information during Officer’s employment with Employer.

6.3 Confidentiality.

6.3.1 Trade Secrets. “Trade Secrets” refers to information, without regard to form, that is not generally known about Employer’s business, that Employer has made reasonable efforts to maintain as secret or confidential, and from which Employer derives economic value because it is not generally known to others who can obtain economic value from its use or disclosure. Trade Secrets include, but are not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, and computer programs and plans. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable state, local, or federal law.

6.3.2 Confidential Information. “Confidential Information” refers to business information or data of Employer that, although not a Trade Secret, is not generally known to the public and that Employer desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, pricing and financial information related to the Employer and suppliers, and any information marked “Confidential” by Employer, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that (i) Employer has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, (iii) otherwise enters the public domain through lawful means, or (iv) is lawfully and rightfully disclosed to Officer following the date of this Agreement by another party without an obligation to keep the information confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.

6.3.3 Non-Disclosure. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information described above as Trade Secrets and Confidential Information. Officer acknowledges and agrees that all such Trade Secrets and Confidential Information are valuable assets of Employer, and if developed by Officer, are developed by Officer in the course of Officer’s employment with Employer, and are the sole property of Employer. Officer agrees not to divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information or Trade Secrets, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (ii) lawfully obtainable from other sources, or (iii) authorized by Employer. Officer acknowledges that this restriction on disclosure of Confidential Information is limited to the period during Officer’s employment and for twelve (12) months thereafter. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer’s rights or Officer’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices.

7. Indemnity. To the fullest extent permitted by applicable law and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer, advance defense costs, and hold Officer harmless for actions or inactions as an Officer of Employer or as a fiduciary of any employee benefit plan and shall maintain coverage for him under liability insurance policies at least equal to that provided for any other officers or directors of Employer. This provision shall in all events survive any termination of this Agreement.

8. Restricted Stock Unit Awards.

8.1 Definition of Restricted Stock Unit. A Restricted Stock Unit (“Restricted Stock Unit”) represents the right to receive one share of the Employer’s common stock, subject to the vesting requirements specified in this Agreement.

8.2 Conversion of Restricted Stock Units. Upon vesting of a Restricted Stock Unit, one share of Common Stock (“Stock”) shall be issued to Officer for each Restricted Stock Unit, subject to any reduction in the number of Common shares to be issued as pursuant to section 8.3

8.3. Withholding Tax and Net Settlement. As a condition precedent to the delivery to the Officer of any Stock pursuant to vesting of Restricted Stock Units, the Officer shall, upon request by the Employer, pay to the Employer such amount of cash as the Employer may require, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Restricted Stock Units vested or shall allow Employer to withhold from the shares of Stock otherwise to be delivered to the Officer pursuant to the vesting of the Restricted Stock Units, a number of whole shares of Stock having a Fair Market Value, determined as of the Tax payment date, equal to the Required Tax Payments.

8.4 Reinvestment of Dividend Equivalents. On each date the Employer pays a cash dividend to record owners of shares of Stock (a “Payment Date”), the Officer shall be credited on the Payment Date, with additional Restricted Stock Units equal to (i) the product of the total number of Restricted Stock Units granted, but not yet vested, immediately prior to such Payment Date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Employer on such Payment Date, divided by (ii) the Fair Market Value of a share of Stock on such Payment Date. Any such additional Restricted Stock Units shall be assumed to be subject to forfeiture in the same proportion as the underlying Restricted Stock Unit grant.

9. Miscellaneous

9.1 Notice of Termination and Termination Date. Any termination of this Agreement by Employer or by Officer (including any Resignation) shall be communicated by a dated written Notice of Termination to the other party, stating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination. Failure by Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Employer hereunder or preclude Employer from asserting such fact or circumstance in enforcing Employer’s rights under this Agreement. The effective date of termination (“Termination Date”) shall be (i) for a termination Without Cause or Disability, or a resignation For Good Reason, the date specified in the Notice of Termination, provided that the Termination Date shall be no less than two weeks subsequent to the date of the Notice of Termination and, for a resignation for Good Reason, no more than 12 months subsequent to the event giving rise to a termination with Good Reason, or (ii) for a termination For Cause or a resignation Without Good Reason the date specified on the Notice of Termination or (iii) in the event of Officer’s Death, the date of Death, or (iv) in the event of a Change in Control, either the date specified in the Notice of Termination or the last day of the term of this Agreement should same not be renewed on substantially comparable terms within two (2) years following the Change in Control.

9.2 Definition of Change in Control. For purposes of this Agreement, a “Change In Control” shall occur in any of the following circumstances:

(i) Fifty-one percent (51%) or more of the outstanding voting stock of the Employer as of the date of this Agreement is acquired or beneficially acquired (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person or entity in a transaction other than a public offering of the voting stock of the Employer or a new equity offering in exchange for stock of the Employer;

(ii) The Employer is merged or consolidated with or into another corporation and the current shareholders or any person who obtains shares through the estate or personal administrator of any current Employer shareholder, in the aggregate hold less than fifty percent (50%) of the voting stock of the surviving entity or its parent corporation immediately after the merger or consolidation; or

(iii) All or substantially all of the assets of the Employer are sold or otherwise transferred to any person or entity in one transaction or a series of transactions.

9.3 Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. This Agreement may not be assigned without the prior written consent of the parties, other than in connection with a merger or sale of Employer or the sale of substantially all the assets of Employer, or similar transaction.

9.4 Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters and to Officer at such address as Officer may from time to time in writing designate (or Officer’s business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

9.5 Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

9.6 Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

9.7 California Law. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflict of laws principles.

9.8 Injunctive Relief. Employer and Officer acknowledge that the services Officer is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, if either party violates any of the material provisions of this Agreement, the parties shall, in addition to any other rights and remedies available under this Agreement, or under applicable law or the Mutual Agreement to Arbitrate Claims, be entitled to seek injunctive relief, as permitted by law. The provisions hereof shall survive the expiration, suspension or termination, for any reason, of this Agreement and shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.

9.9 Adjustments Of And Changes In Employer’s Common Stock. In the event that the shares of common stock of Employer shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Employer or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or if the number of shares of common stock of the Employer shall be increased or decreased through a stock split or the payment of a stock dividend, then any equity compensation, including Restricted Stock Units, previously granted whether vested or unvested shall be treated in a consistent manner to other common shares outstanding and any equity compensation awards, including Restricted Stock Units, to be granted in the future under the terms of this agreement or any limitation placed on such awards under the terms of the agreement including, without limitation, the Restricted Stock Award Cap, and the Aggregate Restricted Stock Award shall be adjusted to result in an economically neutral impact on Officer.

9.10 Compliance With 12 C.F.R. §563.39. Employer and Officer understand and agree that notwithstanding anything to the contrary contained in this Agreement: (1) this Agreement is subject to the requirements and terms set forth in the regulation of the Officer of Thrift Supervision (“OTS”) contained in 12 C.F.R. §563.39, (2) specifically, without limitation, the required provisions set forth in 12 C.F.R. §563.39 are incorporated by reference in this Agreement as if set forth in full; (3) to the greatest extent possible, this Agreement shall be interpreted so as to be consistent with said regulation; and (4) in the event of conflict or inconsistency between the terms of this Agreement and said regulation, the required provisions of said regulation shall supersede any inconsistent or conflicting provisions of this Agreement.

9.11 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

9.12 Employment Relationship. Employment with the Employer is for no specific period of time. Officer’s employment with the Employer will be “at will,” meaning that either Officer or the Employer may terminate Officer’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Officer are superseded by this letter agreement. This is the full and complete agreement between Officer and the Employer on this term. The “at will” nature of Officer’s employment may only be changed in an express written agreement signed by Officer and a duly authorized officer of the Employer (other than Officer).

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written.

EMPLOYER:

By:	/s/ Jerry Englert	Dated:	October 22, 2007
Mr. Jerry Englert
Chairman of the Board of Directors

OFFICER:

By:	/s/ Gregory Garrabrants	Dated:	October 22, 2007
Gregory Garrabrants

Appendix A

Fiscal Year 2008 Short-Term Cash Incentive Award Plan

Objective	Bonus Target %
• Successful completion and board approval of revised corporate strategic plan	• 25%
• Successful execution of M&A and alliance strategy	• 25%
• Detailed operational plan for top 3 key strategic initiatives	• 25%
• Successful progress in implementing top 2 strategic initiatives	• 25%

APPENDIX B – Calculation of the ROE Multiplier

Table 1: ROE Multiplier Table

Computational Steps - Standard:

Computation of the “ROE Multiplier”: As soon as practically possible after the close of the fiscal year and the release of the 10K filing, the Compensation Committee shall compute the average return on common equity by dividing after-tax annual net income available to common shareholders by the average common equity outstanding over the fiscal year “the ROE.”

Utilizing Table 1 of this Appendix B, the ROE for the fiscal year shall be compared to the ROE values in the column of the table of the corresponding fiscal year starting from the top of the table until the ROE would be greater than ROE value in Table 1. For all fiscal year ends of the Employment Term after fiscal year end 2011, the ROE Multiplier shall be calculated in according to the methodology described in this section except that the Renewal Period column shall be utilized. The multiplier should be selected that corresponds to the row prior to the value that is greater than the ROE. For purposes of clarification if the ROE is 11.0 for fiscal year 2009, (“the ROE multiplier”) shall equal 1.6, if the ROE in 2010 is 6.95% the ROE multiplier shall equal 0, if the ROE in 2012 or any year thereafter during the Employment Term shall equal 12.4%, the ROE multiplier shall equal .40.

Computational Steps - Prorated:

Computation of the “Prorated ROE Multiplier”: As soon as practically possible after the close of the quarter and the release of the 10-Q filing, the Compensation Committee shall compute the average return on common equity by dividing after-tax net income available to common shareholders for the fiscal year-to-date by the average common equity outstanding for the fiscal year-to-date, “the Prorated ROE.”

APPENDIX B – Continued.

Utilizing Table 1 of this Appendix B, the Prorated ROE for the period shall be compared to the ROE values in the column of the table of the corresponding fiscal year starting from the top of the table until the ROE would be greater than ROE value in Table 1. For all fiscal year ends of the Employment Term after fiscal year end 2011, the ROE Multiplier shall be calculated in according to the methodology described in this section except that the Renewal Period column shall be utilized. The multiplier should be selected that corresponds to the row prior to the value that is greater than the ROE. The Prorated ROE Multiplier shall be the product of the Term Adjustment (as defined in Section 4.2) and the multiplier selected in Table 1.

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